Exhibit 5.1

July 25, 2007

Catcher Holdings, Inc.

44084 Riverside Parkway, Suite 320

Lansdowne, VA 20176

Re:	Catcher Holdings, Inc. 2005 Stock Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Catcher Holdings, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,781,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) issued or issuable in connection with the Company’s 2005 Stock Incentive Plan (the “Plan”).

As the Company’s counsel, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Shares under the Plan, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

Morrison & Foerster LLP